                    ADMINISTRATION AND SERVICING AGREEMENT

   AGREEMENT, made as of this 1st day of May, 1987, by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, 787 Seventh Avenue, New York, New York 10019 ("Equitable"), and INTEGRITY LIFE INSURANCE COMPANY, 1350 Avenue of the Americas, New York, New York 10019 ("Integrity").

                             W I T N E S S E T H:

   WHEREAS, Equitable is the issuer of certain deferred annuity products, including individual retirement annuity certificates and tax-sheltered annuity contracts (collectively, the "Contracts") providing for both fixed accumulations through Equitable's general account and variable accumulations through Separate Account No. 301 of The Equitable Life Assurance Society of the United States (the "Separate Account"); and

   WHEREAS, the Separate Account (i) is a separate account established under the Insurance Law of the State of New York, (ii) is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act") and (iii) is a unit investment trust with divisions invested solely in shares of the corresponding portfolios of an underlying mutual fund (the "Fund"); and

   WHEREAS, Equitable is the Depositor for the Separate Account under the 1940 Act; and

   WHEREAS, Equitable has performed and now desires Integrity to perform certain administrative and recordkeeping services for the Separate Account and the Contracts; and

   WHEREAS, Integrity is in the business of providing recordkeeping services and administration to various clients and has the personnel, computer programs and expertise necessary to provide administration and recordkeeping services for the Separate Account and the Contracts; and

   WHEREAS, the Contracts provide that Equitable may make certain charges to cover the cost of administration against the assets of the Separate Account and that the Separate Account may also pay certain expenses directly.

   NOW, THEREFORE, Equitable and Integrity agree as follows:

   1. Integrity shall provide all administration, recordkeeping, electronic data processing and contractholder services normally required for the Contracts and the Separate Account and previously provided by Equitable. Without limiting the generality of the foregoing, Integrity will provide the services summarized in Schedule A, attached hereto, and such modified or additional services as may be agreed upon by the parties from time to time and set forth in written memoranda attached hereto and incorporated into this Agreement as if fully set forth herein.

   2. Integrity warrants and represents that its services for the Separate Account shall be equal to or better than those currently provided to other Integrity clients and that it has the ability to enable compliance by the Contracts with all Federal, State and local statutes, rules, regulations, orders and decrees. Integrity further warrants and represents that it is familiar with the data processing need associated with Internal Revenue Service and New York Insurance Department requirements and Securities and Exchange Commission ("SEC") regulated financial transactions and recordkeeping requirements. Integrity also represents that it is competent in the recordkeeping industry and in the area of financial transactions. Integrity agrees to share its knowledge and use its best efforts to enable the Separate Account to perform legal and business functions.

   Integrity, as the administrator and recordkeeper, shall comply with all applicable requirements of Federal securities laws, the Internal Revenue Code, the Insurance Law of the State of New York and regulations thereunder applicable to the Contracts and the Separate Account. Integrity warrants and represents that it is familiar with relevant legal requirements and shall use its best efforts to continue to keep abreast of relevant information regarding applicable legal requirements.

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   3. Integrity shall meet or exceed such performance standards as shall be necessary to make it possible for the Separate Account to comply with Federal securities laws applicable to the Contracts and, in addition, the performance standards specified in Schedule B attached hereto. The standard of performance shall be equal to or better than that currently provided by Integrity for similar types of services.

   4. At least once each quarter, Integrity shall furnish to Equitable an operations report which shall be in a form mutually agreed upon by the parties and which shall include the number of transactions and correspondence items processed separated by category, a quantitative measure of response time and performance, mean time to respond, and any other specific operating or administrative data and information necessary to evaluate performance.

   5. Integrity shall retain, in accessible form, tapes, reports and other records and documents for such time periods and in such forms specified in Schedule C attached hereto.

   6. Integrity agrees that all records and other data pertaining to the Contracts, including without limitation, files, input materials, reports and forms that are received, computed, developed, used, and/or stored pursuant to this Agreement are the exclusive property of Equitable and that all such records and other data shall be furnished to Equitable by Integrity upon termination of this Agreement for any reason whatsoever.

   Furthermore, upon Equitable's request at any time or times while this Agreement is in effect, Integrity shall promptly deliver to Equitable any or all of the data and records held by Integrity pursuant to this Agreement. Integrity shall not possess any interest in, title or other right to, or lien upon any such data or records. This shall not preclude Integrity from keeping copies of such data or records for its own files.

   7. Subject to paragraph 6, individuals, duly authorized in writing, of each of the parties hereto shall, upon reasonable prior written notice, have access to the books and records of the other party during normal business hours and subject to reasonable conditions, insofar as they pertain to the Contracts and the services provided with respect thereto hereunder.

   8. Integrity shall keep in a separate and safe place additional copies of all records required to be maintained or additional tapes or disks necessary to produce all such records. Integrity shall use reasonable care to minimize the likelihood of any damage, loss of data, delays or errors resulting from an uncontrollable event, and should such damage, loss of data, delay or errors occur, Integrity shall use its best efforts to mitigate the effects of such occurrence. Integrity shall follow the security procedures described in Schedule D hereto with respect to data relating to the Contracts or the Separate Account.

   9. Integrity will use its best efforts to safeguard and protect the confidentiality of all records and proprietary and other information with respect to Equitable and Equitable's contractholders and Integrity on behalf of itself and its employees shall keep confidential any proprietary information received from Equitable and any personal information respecting Equitable's Contractholders; provided, however, that if Integrity is required to produce any such information by a final order of any government agency or other regulatory body, it may, upon not less than ten (10) days written notice to Equitable, release the required information unless compelled by statute, regulatory requirement, or Court order to release the information sooner, provided, however, that no such release shall be made in the event that Equitable notifies Integrity that it intends to pursue an appeal of such final order in the appropriate judicial forum.

   10. (a) For the administrative services performed hereunder, Equitable will pay to Integrity (i) the amounts collected under the charge for administration at the effective annual rate of 0.25% of the value of the assets of the Separate Account which is provided for in the Contracts (this charge shall be reflected, in the manner stated in the Contracts, in the computation of the unit values thereunder and shall be payable quarterly) and
(ii) an amount at the effective annual rate of .70% of the value of the assets in the general account under the Contracts (this charge shall be payable quarterly). In addition, Equitable will pay to Integrity the amounts collected pursuant to the charge for administration which Equitable may charge each Contractholder of up to $30 per year (a maximum of $7.50 per quarter),

                                2
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which is reflected through a reduction of units credited to the contractholder under a Contract with respect to amounts in the Separate Account and through a reduction of dollars with respect to amounts allocated to Equitable's general account.

   (b) For its recordkeeping services for the Separate Account and the contractholders performed hereunder, the initial charges set forth in Schedule E hereto. It is the intention of Integrity and Equitable that recordkeeping services be performed at cost and that the charges made by Integrity should, subject to paragraph 11, be sufficient to reimburse Integrity for its costs. Integrity and Equitable agree to review the charges set forth in Schedule E from time to time and, if necessary, to adjust such charges to reflect Integrity's costs.

   11. If in any fiscal year the aggregate expenses of the Money Market, Stock, Bond or Balanced Division of the Separate Account (including charges made pursuant to this Agreement but excluding interest, taxes, brokerage commissions or fees relating to securities transactions and certain state approved extraordinary expenses) plus the aggregate expenses of the corresponding portfolios of the Fund, exceed 1.0% for the Money Market Division or 1.5% for the Stock, Bond or Balanced Divisions, Integrity will reimburse the appropriate Division of the Separate Account for the excess. The obligation to reimburse will be estimated, reconciled and paid on a quarterly basis.

   12. This Agreement will remain in effect until December 31, 1987 and thereafter will continue in effect for successive annual periods unless notice of termination is given by either of the parties. This Agreement may be terminated without penalty at any time by Equitable or as of the end of a calendar year by Integrity, in each case upon 60 days' written notice to the other party. In the event this Agreement is terminated for any reason, Integrity shall cooperate with Equitable to permit an orderly transfer of recordkeeping and administrative functions and shall provide all necessary staff, services and assistance required for an orderly transfer.

   13. Integrity will indemnify and hold harmless the Trustees of the Fund against any and all losses, claims, damages or liabilities (or actions in respect thereof), to which the Trustees may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of the services provided pursuant to this Agreement and will reimburse the Trustees for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such loss, claim, damage, liability or action in respect thereof.

   14. This Agreement may not be assigned by Integrity without the prior written consent of Equitable.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers.

                                            THE EQUITABLE LIFE ASSURANCE
                                             SOCIETY OF THE UNITED STATES

ATTEST  /s/ KEVIN KEEFE                      By  /s/ PETER R. WILDE
       ---------------------                     ---------------------------
Date   May 1, 1987                           Its   Executive Vice President
       ---------------------                     ---------------------------


                                            INTEGRITY LIFE INSURANCE COMPANY

ATTEST  /s/ KEVIN KEEFE                      By  /s/ SCOTT R. GRODNICK
       ---------------------                     ---------------------------
Date   May 1, 1987                           Its   Vice President and Chief
       ---------------------                        Financial Officer
                                                 ---------------------------
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                                  SCHEDULE A

                           SERVICES TO BE PROVIDED

ADMINISTRATIVE SERVICES

   (a) Allocate amounts received under the Contracts in accordance with the provisions thereof and make computations thereunder, including computations of unit values, and make payments, in accordance with the provisions thereof;

   (b) Maintain such books of account and other records of all transactions relating to the Contracts and the Separate Account as may be necessary to reflect clearly the assets and liabilities in respect of the Separate Account and the General Account and to identify and distinguish the same at all times from the assets and liabilities arising out of the other business of Equitable;

   (c) Prepare and submit to the appropriate regulatory authorities all amendments to the registration statement, notices, proxies, proxy statements and periodic reports that are required to be, or may be, transmitted to persons having rights in respect of the Contracts or the Separate Account and transmit the same to such persons.

   Prepare and file all reports required by law to be filed with any State or Federal regulatory authority;

   (e) Except as hereinafter in this subparagraph and in paragraph 11 of this Agreement provided, pay all costs and other expenses attributable to the establishment, maintenance and operations of the Separate Account including all salaries, rent, postage, telephone, travel, legal, actuarial and accounting costs, office equipment, and stationery; provided that certain expenses incurred in the establishment, maintenance and operation of the Separate Account, subject to the limitations set forth in paragraph 11 of this Agreement, may be charged against the Separate Account, including, without limitation: SEC fees and State securities laws qualification fees; insurance premiums; outside audit and legal expenses; costs of shareholder reports and individual account maintenance; fees or compensation in the performance of the functions of administration of the Separate Account such as maintenance of individual participant records, or for maintenance or operation of the Separate Account such as daily transaction processing; and contractholder meetings; and provided further that all taxes attributable to the maintenance or operation of the Separate Account will be charged against the Separate Account in the manner stated in the Contracts; and

   (f) Make the charges, and only the charges, in such amounts and manner and for such expense or other purposes, as shall be stated in the Contracts or in the registration statement of the Separate Account under the 1940 Act or the Securities Act of 1933, in order (i) to provide funds for the purpose of paying the costs and other expenses of administration in respect of the Contracts and the Separate Account (including the costs and other expenses referred to in subparagraph (e) above) and such other costs and expenses as may be stated in the Contracts or in the registration statement for the Separate Account, and (ii) to pay applicable premium taxes, if any.

RECORDKEEPING SERVICES

   (a) New Accounts

     Implement group and participant records via an on-line system based on enrollment forms or applications received from client or participant. Enrollments will be edited and screened for completeness. Each participant's account will reflect the product and the sources of funds to be maintained. Items not in good order will be pulled from work flow for correction or return.

   (b) Transactions

     Receipt, edit, validation and entry of all written requests for contributions, distributions and transfers between investment options via an on-line system.

                                4
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   (c) Payroll Deduction Processing

     Receipt, editing and updating of single or multiple payroll deduction contributions. Notification given to client of receipt, edit, and dollar amount for each tape. Utilization of magnetic tape input is limited to the physical tape constraints and format, as mutually agreed upon by Integrity and the client. Supply the client with sufficient information on any payroll deduction error processing (e.g., no enrollment for a particular social security number) so that client may resolve any problems.

   (d) Update Processing

     Nightly updates of all data processed that day, once unit values have been entered into the system.

   (e) Confirmation Notices

     Production and distribution of daily confirmation notices for all financial transactions with respect to variable annuity contracts (contribution, distribution, transfer) but not for payroll deduction contributions. Distribution of confirmation notices will be either to the participant or a group location based upon the group mailing preference.

   (f) Periodic Statement

     Production and distribution at the close of each quarter or other period agreed upon between Integrity and the client of a statement of the period-to-date transactions processed against each participant's account. The statement will provide the following information by Fund and in total. All items will be in dollars except the closing balance for each Fund which will be displayed in dollars and units.

              Detail Level Information

                  Confirmation of all transactions by date within Funds and General Account options including dollar amount, daily unit values and corresponding units.

              Year-To-Date Information (In Dollars)

                  Opening Balance
                  Contributions by Source
                  Contributions for Prior Year (IRA only)
                  Rollovers
                  Withdrawals
                  Investment Income
                  Closing Balance
                  Other Information

              Certain Fixed Messages

              Certain Variable Messages

              Distribution of quarterly statements will be either to the participant or a group location based upon mailing preference of client.

   (g) Production and Mailing of All Distribution Checks to Participants

     Requests for full or partial distributions may have to be cleared by the group depending on the group's preference as indicated in the Employer's administrative agreement. Pertinent information on distributions affected will be reported to Integrity to receive the group's authorization for distribution.

   (h) Balancing of the Previous Day's Cash Receipts, Disbursements and
Transfers

     All transactions will be reported on a daily basis to Equitable Capital Management Corporation. In addition, cash deposits to The Chase Manhattan Bank, N.A. or such other banks as may be utilized on behalf of the account will be reported immediately to Equitable's treasury area.

                                5
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   (i) Perform 1099R, 5498 and W2P or Other Required Tax Reporting on a
       Timely Basis

     This includes the mailing of the tax forms as required to the individual participants.

   (j) Commissions (Incentive Compensation)

     Provide data to pay commissions and finders fees.

   (k) Premium Taxes

     Provide data by state to allow Equitable to account for premium taxes due.

   (l) Production of Company Level Reports

   (m) Proxy Statements

     Addressing, mailing, receipt of reply and summary of proxy statements.

   (n) Perform corrections of transactions for all errors occurring in a timely manner.

   (o) Produce and distribute certificates to participants at time of first contribution.

     Distribution of the certificate will include mutually agreed upon inserts as required.

   (p) Unit values will be entered into the operations system via CRT on a daily basis. Unit values on the system will be verified the following morning to insure correctness.

   (q) Integrity will move monies in the related checking accounts and will transfer monies to the underlying funds.

   (r) Reconciliation will be performed for the related checking account.

   (s) Proving the value of the units in the operations system to the value of the assets of the Funds.

   (t) Necessary regulatory reports and filings, and year-end accountings and/or filings.

                                6
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                                  SCHEDULE B

                            PERFORMANCE STANDARDS

   These guidelines are intended to be normal operating performance standards. Cases involving unusually large volume received in bulk may require more than one day to process. Other conditions not under Integrity's control (i.e., power failures, major system crash, other uncontrolled situations) may not allow for these standards to be met. Integrity will use its best efforts to keep any delays in processing caused by these situations to a minimum.

 A. ESTABLISHMENT OF NEW ACCOUNTS
  1. Group Account ........................................... 1 business day
  2. Participant Account
    a.With money attached .................................... 1 business day
    b.Without money attached ................................. 1 business day
B. TRANSACTION PROCESSING (excluding Payroll Deduction)
  1. Contributions ........................................... 1 business day
  2. Transfers ............................................... 1 business day
  3. Withdrawals (including check preparation and mailing)
    a.premature partial withdrawal ........................... 5 business days
    b.liquidation of account ................................. 5 business days
    c.periodic payments
      i.initial .............................................. 5 business days
     ii.subsequent ........................................... 5 business days
  4. Maintenance
    a.correction of financial errors ......................... 1-2 business days
    b.address changes ........................................ 3 business days
    c.other participant changes .............................. 3 business days
    d.group maintenance transactions ......................... 3 business days
    e.termination of employment .............................. 3 business days
C. PAYROLL DEDUCTION PROCESSING
  1. Tape edit and proof ..................................... 2 business days
  2. Live update upon authorization .......................... 1 business day
D. UPDATE PROCESSING OF FINANCIAL TRANSACTIONS ............... 1 business day
E. CONFIRMATION NOTICE ....................................... 5 business days
F. QUARTERLY STATEMENT ....................................... 5 business days after close of
                                                               quarter
H. BALANCING OF CASH RECEIPTS AND UNIT PURCHASES  ............ 1 business day
I. PRODUCTION AND DISTRIBUTION OF 1099, 5898 and W2D  ........ as required by law
J. PREMIUM TAX REPORTING ..................................... as required by tax accounting
K. CORPORATE REPORTS ......................................... as required
L. PROXY STATEMENTS .......................................... as required
M. ERROR CORRECTIONS
  1. Financial transactions .................................. 1-2 business days
  2. Non-financial transactions .............................. 2-3 business days
N. CERTIFICATE AND MUTUALLY AGREED UPON INSERTS .............. issued 5 business days from first
                                                               contribution

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                                  SCHEDULE C

                              RECORDS RETENTION

                                  RETENTION PERIOD
                              -------------------------
                                ON SITE      ARCHIVES
                              ----------- ------------
DOCUMENT
 Applications ............... 2 Years     5 Years
 Purchases .................. 2 Years     5 Years
 Correspondence ............. 2 Years     5 Years
 Liquidation Requests ....... 2 Years     5 Years
 Exchange Requests .......... 2 Years     5 Years
 Maintenance Requests ....... 2 Years     5 Years
COMPUTER OUTPUT LISTINGS
 Preliminary Cash ........... 1 Year      6 Years
 Check Listing .............. 1 Year      6 Years
 Purchase ................... 1 Year      6 Years
 Redemptions ................ 1 Year      6 Years
TAPE RETENTION
 *Daily Back-Up Tapes ....... 14 Days

------------
* Daily back-up tapes contain a history of all the transactions on the system.

                                8
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                                  SCHEDULE D

                             SECURITY PROCEDURES

HARDWARE SECURITY

   The computer room facility which houses the hardware for the "PAS" system is kept locked. Each of the two entry doors has a combination lock. The combinations are known to a limited number of people in the Operating Area and Pension Systems, are controlled by the Computer Room Manager and are changed periodically. The combinations are changed immediately if any person who knows the combinations is transferred out of the area or his or her employment is terminated. In addition, the computer room is equipped with a Halon Fire Suppression System.

SOFTWARE SECURITY

   Each person has a personal password that enables him or her to log onto the system. In addition, the system is programmed to recognize which files this person can access or update. This password is known only to the person and the System Administrator. Passwords are changed periodically to maintain the security of the system. Passwords are immediately deleted if a person transfers out or has his or her employment terminated. In addition, a system security manual has been developed which outlines authorization levels for users and audit procedures.

                                  SCHEDULE E
                          RECORDKEEPING FEE SCHEDULE

 1. $1.92 per participant per year.

  -- A participant with both an IRA rollover account and an IRA contributory account will receive one charge.

  -- A participant with both a TSA basic account and a TSA supplemental account will receive one charge.

 2. $.08 per automated payroll transaction.

 3. $.12 per quarterly statement issued to participants.

 4. $.40 per daily confirmation notice issued to participants.

 5. $5.00 per client.

  -- Fee charged monthly per client to commence upon first enrollment.

 6. $5.00 tape mounting fee.

  -- Charge for each payroll tape submitted by a client in excess of one per week. To be charged once 52 tapes per year have been received.

  -- Billed amounts to be submitted monthly.

 7. $600 per month per variable investment division of the Separate Account and $200 per month Guaranteed Rate Account.

 8. $1.50 per manual transaction.

  -- Only transaction input by ELAS.

  -- Charges will be listed by the following categories, with backup details available on request for each client.

           *Lump Sum Contribution--one charge per contribution received per participant account.

           *Transfers--one charge per request per participant account.

           *Lump Sum Distributions--one charge per request for distribution from each participant.

           *First Periodic Payments--one charge for initial payment.

           *Maintenance Transactions (changes to master file for non-monetary changes)--one charge for each request for a change initiated by the participant.

 9. $.75 per subsequent periodic payment charge per monthly check per participant.

10. $1.00 per manual payroll deduction contribution.

11. $6.00 per enrollment.

  -- Charge for establishment of participant account, including certificate issuance.

12. Out of pocket expenses.

  -- Billed amounts will be itemized by category (forms, stationery, postage, telephone, etc.). And where possible sub-categorized for charges relating directly to:
     * Postage for confirmation notices
     * Postage for quarterly statements
     * Travel--administration of installed clients
     * Other categories as applicable. $100 or more in order to be itemized.

13. Computer Equipment at $9,000 per month.

                               10